1300-1075 W. Georgia Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com

NEWS RELEASE

ABBEY GROUP CONSULTANTS ANNOUNCES INSTALLATION OF
IMAGIS TECHNOLOGIES BIOMETRIC FACIAL IMAGING AS A KEY
COMPONENT OF THE MADERA COUNTY INTEGRATED JUSTICE SYSTEM

Madera, CA - November 7, 2001 - Abbey Group Consultants Inc. (AGC), a leader in public safety and criminal justice consulting and technologies announced the installation of Imagis Technologies "facial recognition" as a key component of the integrated Criminal Justice System which will serve the Madera County Corrections, Sheriff's, and Probation Departments, as well as the Office of the District Attorney. The Abbey Group Consultants Jail - Corrections Management System (JCMS) is the first comprehensive jail management system to include facial recognition as an integral, embedded component. Utilizing the encoded Madera Corrections mugshot database, over 200 users system-wide will utilize facial recognition as an investigative and identification tool.

To provide the facial recognition in all AGC software applications, AGC selected Imagis Technologies Inc. (OTCBB: IGSTF; CDNX: NAB; GERMANY: IGY) as a strategic development partner. Abbey Group President John D. Abbey said "As public safety consultants, as well as software developers, we looked at all of our options. Out the handful of major image recognition companies, Imagis Technologies stands out as THE company with a solid law enforcement record. In contrast with the others, Imagis has essential experience in both developing specialized image recognition technology and using those technologies in real law enforcement applications." Imagis Technologies' applications are in wide use in Canadian and US law enforcement agencies. "We need more than a marketing organization, we need rock-solid applications with skilled development staff keeping them state-of-the-art," Abbey said.

In addition to their Jail - Corrections Management System (JCMS), AGC has worked closely with the Imagis Technologies Victoria BC-based development staff to develop other systems for law enforcement and security, utilizing state-of-the-art facial recognition. AGC has introduced a regional law enforcement system which provides a multi-agency facial recognition repository, as well as inter-agency software communications, regional community policing and mapping. In response to recent market demands, AGC has developed a comprehensive approach to airport and critical facility profiling and traveler/visitor tracking. The Imagis Technologies ID2000 facial recognition software is the critical component for both of these systems.

Since 1989 Abbey Group Consultants (AGC), based in Incline Village, Nevada, has provided consulting, software and systems to law enforcement agencies in the United State, Canada and Australia. AGC clients include Andersen Consulting (now Accenture), Arthur Andersen, MiamiDade Police and Fire, Houston Police and Fire, Chicago Police and Fire, and over 100 other public safety agencies. The Abbey Group team is largely retired law enforcement senior executives and veteran technologists. In the mid-1980's the same team members were responsible for the first inter-active

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News Release November 7, 2001 Page 2	1300-1075 W. Georgia Vancouver, BC Canada V6E 3C9 Tel: (604) 684-2449 Fax: (604) 684-4601 email: sandy@imagistechnologies.com computers in police cars, the first digital mugshot system in the United States, and many other pioneering law enforcement technologies. AGC has offices in Incline Village, Nevada, Ocala, Florida, Nevada City, Northern California, and Los Angeles. Abbey Group is on the Web at http://www.abbeygroup.com.

About IMAGIS
 Imagis (OTCBB: IGSTF; CDNX: NAB; GERMANY: IGY) is a developer and marketer of advanced biometric-based software applications, which provide access control and individual identification for airports, law enforcement, customs and immigration, and criminal justice. Imagis currently has hundreds of users for international installations of its biometric facial recognition technology, including technology at Toronto's Pearson International Airport, the world's 16 th busiest airport, Oakland International Airport, which serves more than 10 million travelers per year, and several installations throughout Canada and Mexico. Imagis markets its products through a network of Business Partners located in North America, Asia, Europe and Latin America. Imagis' Chairman is Oliver 'Buck' Revell, who served for over 30 years in the FBI and during his career advanced to the number two-career post of Associate Deputy Director. Imagis is on the Web at http://www.imagistechnologies.com.

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CONTACT:

Media/Investor Relations:
Sandra Buschau
Imagis Technologies Inc.
Tel: (604) 684-2449
E-mail: sandy@imagistechnologies.com